Exhibit 99.1

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE                                             March 26, 2004

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS YEAR END RESULTS

Blue Dolphin Energy Company reported revenues of $2,516,816 for the year ended December 31, 2003, compared to revenues of $2,910,277 for the year ended December 31, 2002. Revenues in 2003 included approximately $1.4 million of oil and gas sales from the Company's reversionary working interest in the High Island Area Block A-7 field that it received in late April 2003. Revenues in 2002 included oil and gas sales of approximately $1.8 million from properties that were sold in the second half of 2002. The Company reported a net loss of $793,058 in 2003 compared to net income of $482,054 in 2002. Results for 2002 included a gain from the sale of the oil and gas properties of approximately $2.2 million.


                    (In thousands, except per share amounts)
                                   Year Ended
                                  December 31,
                                  ------------
                                                                        Net Change
                                          2003            2002        2003 vs 2002
                                      ------------    ------------    ------------
Revenues                              $      2,517    $      2,910    $       (393)
Net income (loss)                     $       (793)   $        482    $     (1,275)
Net income (loss) per common share
     Basic                            $      (0.12)   $       0.08    $      (0.20)
     Diluted                          $      (0.12)   $       0.08    $      (0.20)




For the quarter ended December 31, 2003, the Company reported a net loss of $850,378 on revenues of $531,838, compared to net income of $370,094 on revenues of $201,271 for the quarter ended December 31, 2002. Fourth quarter 2003 results include an impairment of oil and gas properties, non-recurring pipeline operating expenses and higher legal costs, while fourth quarter 2002 results included a gain of approximately $.8 million from the sale of oil and gas properties.

                    (In thousands, except per share amounts)
                                  Quarter Ended
                                  December 31,
                                                                       Net Change
                                          2003            2002        2003 vs 2002
                                      ------------    ------------    ------------

Revenues                              $        532    $        201    $        331
Net income (loss)                     $       (850)   $        370    $     (1,220)
Net income (loss) per common share
     Basic                            $      (0.13)   $       0.06    $      (0.19)
     Diluted                          $      (0.13)   $       0.06    $      (0.19)



There are currently 6,662,438 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate, and the acquisition and development of oil and gas properties. Questions should be directed to Haavard Strommen, Manager of Finance, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at HTTP://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.